Deferred Variable Annuity Application

American General	Regular Mail	Overnight Mail
Life Insurance Company	with checks:	with checks:
Domicile State: Texas	P.O. Box 100330	2710 Media Center Drive
	Pasadena, CA 91189-0330	Building #6, Suite 120
Los Angeles, CA 90065-1750
Address mail to:	without checks:	without checks:
Annuity Service Center	P.O. Box 15570	1050 North Western Street	1-800-445-7862
	Amarillo, TX 79105-5570	Amarillo, TX 79106-7011

Please print or type.

1 Product Selection Solicitation state indicates the state in which this Application is signed.

Product name:	[Polaris Platinum III]	Solicitation state:	[Your state]

2	Owner(s) Information

Name	John Doe			☒ Male ☐ Female

Address	123 Any street Any City, CA 12345

Birth Date	3/1/1976	SSN 123-45-6789	Phone (310) 555-5555	Email my email@home.com

Joint Owner (if applicable)

Name	Jane Doe			☐ Male ☒ Female

Address	123 Any street Any City, CA 12345

Birth Date	6/10/1976	SSN ###-##-####	Relationship to Owner spouse	Phone (310) 555-5555

3	Annuitant(s) Information

Name	John Doe			☒ Male ☐ Female

Address	123 Any street Any City, CA 12345

Birth Date	3/1/1976	SSN 123-45-6789	Phone (310) 555-5555	Email my email@home.com
Joint Annuitant (if applicable)
Name	Jane Doe			☐ Male ☒ Female

Address	123 Any street Any City, CA 12345

Birth Date	6/10/1976	SSN ###-##-####	Phone (310) 555-5555

ANNUITY PAYMENTS AND VALUES PROVIDED BY THE CONTRACT, WHEN REDEEMED ARE VARIABLE, ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT, AND MAY BE WORTH MORE OR LESS THAN THE TOTAL AMOUNT INVESTED.

For applicants in Alaska only: If You are not satisfied with the Contract, You may return it to Our Annuity Service Center or to the agent through whom it was purchased within 10 days (30 days if the Contract replaced any other life insurance or annuity contract(s)) after You receive it. The Company will refund the greater of Purchase Payment(s) paid or the Contract Value on the business day during which the Contract is received. If the Contract replaced any other life insurance or annuity contract(s), the Company will refund the Contract Value on the business day during which the Contract is received. Upon any refund, the Contract shall be void. Upon your written request, we will provide you with factual information regarding benefits and provisions of the annuity Contract within 10 days.

For applicants in Arizona only: Upon your written request, we will provide you, within a reasonable period of time, factual information regarding the benefits and provisions of the variable annuity Contract for which you are applying. If for any reason you are not satisfied with the Contract, you may return the Contract within ten days (30 days if you are age 65 or older on the date of the application or if the Contract replaced any other life insurance or annuity contract(s)) after you receive it. You will receive an amount equal to the sum of (1) the difference between the premiums paid and the amounts allocated to any account under the Contract and (2) the Contract Value on the date the returned Contract is received by our Company or agent. Upon such refund, the Contract will be void.

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4	Beneficiary Information

If the beneficiary type is not selected, the beneficiary will be designated as “primary.” Multiple beneficiaries will share the death benefit equally unless otherwise specified. For non-individually owned, custodially held IRAs, 457, and qualified plans, if no beneficiary is listed, the beneficiary will default to the Owner listed on this Application.

1. Beneficiary Name	☐ Primary ☐ Contingent

Address	Relationship

Beneficiary %	SSN	Phone	Birth/Trust Date

Email

2. Beneficiary Name	☐ Primary ☐ Contingent

Address	Relationship

Beneficiary %	SSN	Phone	Birth/Trust Date

Email

3. Beneficiary Name	☐ Primary ☐ Contingent

Address	Relationship

Beneficiary %	SSN	Phone	Birth/Trust Date

Email

5	Contract Type and Source of Funds

Initial payment: Make check payable to American General Life Insurance Company. If this is a 1035 Exchange or transfer, please complete the appropriate 1035 Exchange/Transfer form and submit it with this Application. See prospectus for minimum Purchase Payment amounts.

Type of Plan:	[ Non-Qualified ]	Source of Funds:

		[☒ 1035 Exchange	☐ Transfer

		☐ Rollover	☐ Contribution

			IRA Tax Year:	]

6	Benefit Elections

I am electing an optional living benefit	☒ Yes	☐ No
I am electing an optional death benefit	☒ Yes	☐ No

Once elected by the Owner, optional benefits may not be changed or terminated (with the exception of living benefit elections). See your registered representative/licensed agent and/or the prospectus for information about optional elections, including availability and the maximum issue age. Investment requirements apply to certain optional benefits.

6(a). Surrender Charge Option:
6(b). Living Benefit Election:
Guaranteed Minimum Withdrawal For Life benefit: Income Plus – Single Life
6(c). Death Benefit Option:
Death Benefit: Maximum Anniversary Value
6(d). Total Expected Premium:
$100,000.00

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7 Investment Selection / Optional Service Features
Fund Manager	Fund Name	Payment %

Fund Manager	Fund Name	DCA Target %

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7	Investment Selection / Optional Service Features (continued)

7(a) Optional Programs

☐	Systematic Withdrawal

☐	Systematic Investment

☒	Automatic Asset Rebalancing

Frequency: Quarterly

7(b). Telephone, Electronic Transaction, and Electronic Delivery Authorization

☐  Yes            ☒  No        Telephone Transaction Authorization

☐  Yes            ☒  No        Electronic Transaction Authorization

Your Contract, if issued, will allow for pre-authorized transfer privileges. These privileges allow the Owner, the authorized Registered Representative/Licensed Agent/Insurance Producer of record and any other person(s) authorized by the Owner of the Contract who can furnish proper identification (upon completion by Owner of the authorization below) to make transfers and to change the allocation of future payments.

American General Life Insurance Company (“the Company”) and its affiliates and their directors, trustees, officers, employees, representatives, and/or agents/insurance producers will NOT be liable for complying with transfer instructions it reasonably believes to be authentic, nor for any loss, damage, costs or expenses in acting in accordance with such instructions, and Owner will bear the risk of any such loss (not applicable in Nevada).

The Company will employ reasonable procedures to authenticate that the transfer instructions are genuine and will provide confirmation of all transactions to Owner. If the Company does not employ such procedures, it may be liable for losses due to unauthorized or fraudulent instructions. If no selection is made, the Company will assume that you authorize telephone transfers and/or electronic requests.

For applicants in California, Florida, Iowa, Nevada, New Mexico, New Hampshire and North Dakota: If no election is made, the Company will assume you do NOT want to authorize telephone and/or electronic transfers.

☐  Yes            ☒  No        Electronic Delivery Consent:

I consent to electronic delivery by the Company, when available, of:

•	Legal disclosure materials (prospectuses and prospectus supplements for the variable annuity and the underlying funds and annual and semiannual reports for the underlying funds).

•	Account documents (quarterly statements and confirmations).

•	Related correspondence (privacy notice and other notices to customers), as permitted by law.

I confirm that I have access to a computer with the hardware and software necessary (Adobe Acrobat®, Internet access, and an active email account) to receive this information electronically—in the form of a compact disc, by email, or by notice to me of a document’s availability on the Company website. I confirm that I have the ability to retrieve and retain electronic communications that are subject to this consent. I understand that I must provide my email address under Section 2 of the Application to use this service. I understand that:

•	There is no charge for electronic delivery, although I may incur the costs of Internet access and computer usage.

•	I may always request a paper copy of this information at any time for no charge, even though I consent to electronic delivery.

•	The Company is not required to deliver this information electronically and may discontinue electronic delivery in whole or part at any time.

This consent is effective until further notice by the Company or until I revoke it.

Please call [1-800-445-7862] if you would like to revoke your consent, receive a paper copy of any of the above information via U.S. mail, or need to update your email address indicated in Section 2 of this Application.

8	Notices and Disclaimers

Fraud Warning: (applies to all states, except Arizona, Virginia and the states noted below): Any person, who with intent to defraud or knowing that he/she is facilitating a fraud against an insurer, submits an application or files a claim containing a false or deceptive statement may be guilty of insurance fraud.
For applicants in Alabama: Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or who knowingly presents false information in an application for insurance is guilty of a crime and may be subject to restitution, fines, or confinement in prison, or any combination thereof.

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For applicants in Arkansas, Rhode Island, and West Virginia: Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit, or knowingly presents false information in an application for insurance, is guilty of a crime and may be subject to fines and confinement in prison.

For applicants in Colorado: Fraud Warning: It is unlawful to knowingly provide false, incomplete, misleading facts or information to an insurance company for the purpose of defrauding or attempting to defraud the company. Penalties may include imprisonment, fines, denial of insurance and civil damages. Any insurance company or agent of an insurance company who knowingly provides false, incomplete or misleading facts or information to a policyholder or claimant for the purpose of defrauding or attempting to defraud the policyholder or claimant with regard to settlement or award payable from insurance proceeds shall be reported to the Colorado Division of Insurance within the Department of Regulatory Services.

For applicants in the District of Columbia: WARNING: It is a crime to provide false or misleading information to an insurer for the purpose of defrauding the insurer or any other person. Penalties include imprisonment and/or fines. In addition, an insurer may deny insurance benefits if false information materially related to a claim was provided by the applicant.

For applicants in Kentucky: Fraud Warning: Any person, who knowingly and with intent to defraud any insurance company or other person, files an application for insurance containing any materially false information or conceals, for the purpose of misleading, information concerning any fact hereto commits a fraudulent act, which is a crime.

For applicants in Louisiana: WARNING: Any person who knowingly and willfully presents a false or fraudulent claim for payment of a loss or benefit or who knowingly and willfully presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison.

[For applicants in Maryland: WARNING: Any person who knowingly or willfully presents a false or fraudulent claim for payment of a loss or benefit or who knowingly or willfully presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison.]

For applicants in Maine, Tennessee, and Washington: Fraud Warning: It is a crime to knowingly provide false, incomplete, or misleading information to an insurance company for the purpose of defrauding the company. Penalties may include imprisonment, fines or a denial of insurance benefits.

For applicants in New Jersey: Fraud Warning: Any person who includes any false information on an application for an insurance policy is subject to criminal and civil penalties.

For applicants in New Mexico: Fraud Warning: Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance, is guilty of a crime and may be subject to civil fines and criminal penalties.

For applicants in Ohio: Any person who, with intent to defraud or knowing that he/she is facilitating a fraud against an insurer, submits an application or files a claim containing any false, incomplete, or misleading information is guilty of insurance fraud.

For applicants in Oklahoma: WARNING: Any person who knowingly, and with intent to injure, defraud, or deceive any insurer, makes a claim for the proceeds of an insurance policy containing any false, incomplete, or misleading information is guilty of a felony.

For Applicants in Pennsylvania: Fraud Warning: Any person who knowingly and with intent to defraud any insurance company or other person, files an application for insurance or statement of claim containing any materially false information or conceals for the purpose of misleading, information concerning any fact hereto commits a fraudulent insurance act, which is a crime and subjects such person to criminal and civil penalties.

9	Acknowledgements and Signature(s)

9(a). Replacement

☐ Yes	☒ No	Do you have any existing life insurance policies or annuity contracts?
☐ Yes	☒ No	Will the purchase of this annuity result in the replacement, termination or change in value of any existing life insurance policies or annuity contracts?

If yes to either of the above, please provide the information on the required forms, which can be obtained from your registered representative/licensed agent/insurance producer and include them with this Application.

9(b). California Right-to-Examine Period

For Owners and Annuitants age 60 and older. Under California law, there is a 30-day Right-to-Examine period of your Contract. The amount that will be returned to you if you cancel your Contract during this 30-day period will depend on the election below, which designates where your Purchase Payments will be allocated during the Right-to-Examine period. Please check one of the following boxes. If you do not check one of these boxes, we will automatically invest your funds in the cash management investment option for 36 days from the date we issue the Contract.

☐	Place my funds into a cash management investment option for 36 days from the date the Company issues the Contract, unless I direct otherwise later during the waiting period.

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☐	Invest my funds immediately in my chosen stock and/or bond portfolios. I understand that by doing so, I am subjecting my investment to market gain/losses during the waiting period.

9(c). Statement of Owner(s)

I agree that this Application shall be a part of any Contract issued by the Company. Further,

•	If required in my state*, I have received, read, and understand the Buyer’s Guide for Deferred Annuities.

•	I acknowledge receipt of the current prospectuses, either physically or electronically, for this variable annuity and the applicable underlying funds of the trusts.

•	I acknowledge that I have read the current prospectus for this variable annuity and the applicable underlying funds of the trusts carefully and understand their contents. (Iowa and Minnesota exempted).

•	After consulting with my registered representative/licensed agent/insurance producer and reviewing the prospectuses, I confirm that this variable annuity is suitable for my objectives and needs. (Minnesota exempted.)

•	I understand that all Purchase Payments and values provided by the Contract, when based on investment experience of the variable portfolios or subaccounts, are variable and are not guaranteed as to dollar amount by the Company, the U.S. Government, or any State Government; are not federally insured by the Federal Deposit Insurance Corporation (FDIC), the Federal Reserve Board, or any other agency, Federal or State. I bear all market risks, except on amounts allocated to the available Fixed Account Options.

•	If I am funding a tax-qualified retirement plan with this annuity, I understand that (1) there are more robust insurance benefits offered in other annuities and (2) the annuity does not provide any additional tax-deferral treatment beyond that which I already have under my plan.

•	I understand that the Company reserves the right to allocate my Purchase Payment(s) and any Initial Payment Enhancement(s), if applicable, to the cash management investment option until the end of the Right-to-Examine / Right to Cancel period.

•	My signature below indicates that I am providing my investment allocation election on the separate Investment Option Election Form included with this Application.

•	For applicants in Alaska: Information provided by the applicant are representations and not warranties.

•	For applicants in Florida: Any person who knowingly and with intent to injure, defraud, or deceive any insurer files a statement of claim or an application containing any false, incomplete, or misleading information is guilty of a felony of the third degree.

•	My answers are representations and not warranties, and are true and correct to the best of my knowledge and belief.

Owner’s signature:	Date:

Joint owner’s signature (if applicable):	Date:

10	Registered Representative/Licensed Agent Information and Signature(s)

☐ Yes ☒ No	Do you have reason to believe that the applicant has any existing life insurance policies or annuity contracts?

☐ Yes ☒ No	Do you have reason to believe that any existing life insurance policy or annuity contract has been (or will be) replaced, surrendered, withdrawn from, loaned against, changed, or otherwise reduced in value in connection with this transaction assuming that the Contract applied for will be issued?

If yes to either of the above, please provide the information on the required forms, which can be obtained at [aig.com/annuities], and include them with this Application.

I affirm that I have instructed the applicant to answer the questions in Section 9(a) appropriately. If the answer is “yes”, I am providing the information on the required forms and including them with this Application.

If required by the solicitation state*, I have delivered a Buyer’s Guide for Deferred Annuities to the owner.

I am authorized and/or appointed to sell this variable annuity. I have fully discussed and explained the variable annuity features and charges including restrictions to the Owner. I believe this variable annuity is suitable given the Owner’s investment time horizon, goals and objectives, and financial situation and needs. I represent that: (a) I have delivered current applicable prospectuses and any supplements for the variable annuity (which includes summary descriptions of the underlying investment options); and (b) have used only current Company-approved sales material.

I certify that all information I have taken from the Owner has been truly and accurately recorded on this Application.

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1. Registered Representative’s/Licensed Agent’s/Insurance Producer’s signature: SSN (1st 5 digits ONLY)

Registered Representative’s/Licensed Agent’s/Insurance Producer’s name (please print): Joe Agent

Address: 58910 Agent Street Any City, CA 12345

Phone (310) 555-1245 Licensed Agent/Insurance Producer ID number 123ABC Email joe@agent.com

Broker / Dealer firm name ABC Broker If Solicitation State is Florida, Florida License Identification number:

2. Registered Representative’s/Licensed Agent’s/Insurance Producer’s signature             SSN (1st 5 digits ONLY)

Registered Representative’s/Licensed Agent’s/Insurance Producer’s name (please print)

Address                                                            City                                                          State                         ZIP

Phone                                             Licensed Agent/Insurance Producer ID number                                Email

Broker / Dealer firm name                          If Solicitation State is Florida, Florida License Identification number:

3. Registered Representative’s/Licensed Agent’s/Insurance Producer’s signature              SSN (1st 5 digits ONLY)

Registered Representative’s/Licensed Agent’s/Insurance Producer’s name (please print)

Address                                                            City                                                          State                         ZIP

Phone (             )                                Licensed Agent/Insurance Producer ID number                          Email

Broker / Dealer firm name                            If Solicitation State is Florida, Florida License Identification number:

Commission Option:

If more than one representative, please indicate commission split: Representative 1: Representative 2:

Note: If there are more than [two representatives], please attach all required representative information, including commission split among all representatives, on a separate document.

* States that require a Buyer’s Guide: AL, CO, GA, IA, RI, TX, WV

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